As filed with the Securities and Exchange Commission on November 6, 2000.
                                                      Registration No. 333-48752


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3

                                 Amendment No. I
                                       To

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ----------------

                                 MEDIABAY, INC.
             (Exact name of registrant as specified in its charter)

                                 ---------------

    Florida                          2 Ridgedale Avenue - Suite 300                       65-0429858
(State or other                      Cedar Knolls, New Jersey 07927                     (IRS employer
jurisdiction of                             (973)  539-9528                             identification
incorporation or      (Address, including zip code, and telephone number, including         number)
 organization)           area code, of registrant's principal executive offices)

                               ------------------

                                 Michael Herrick
                             Chief Executive Officer
                                 MediaBay, Inc.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927
                                 (973) 539-9528
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------

                                    Copy to:

                             Robert J. Mittman, Esq.
                             Brad L. Shiffman, Esq.
                        Blank Rome Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                            Facsimile: (212) 885-5001

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
                                                               Proposed           Proposed
                                                               Maximum            Maximum
Title of each                                 Amount            Offering          Aggregate           Amount of
Class of Securities                            to be           Price Per       Offering Price(2)     Registration
to be Registered                           Registered(1)      Security(2)                                Fee
------------------------------------------------------------------------------------------------------------------

Common stock, no par value per share        4,234,300           $3.2656           $13,827,530          $3,651.00
------------------------------------------------------------------------------------------------------------------
Amount Previously Paid........................................................................           $138.00
------------------------------------------------------------------------------------------------------------------
Amount Due....................................................................................         $3,513.00
------------------------------------------------------------------------------------------------------------------

(1) Represents 4,234,300 shares of common stock. Except as set forth in the footnotes below, no other shares of the registrant's common stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on November 2, 2000.


(3) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder additional shares of common stock as may be issued to the selling shareholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              SUBJECT TO COMPLETION
                             DATED NOVEMBER 6, 2000



                                 MEDIABAY, INC.


                        4,234,300 Shares of Common Stock

     This prospectus relates to up to 4,234,300 shares of the common stock of MediaBay, Inc which have been registered for resale by some of our shareholders pursuant to this prospectus.


     The common stock may be offered from time to time by the selling shareholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." MediaBay will not receive any of the proceeds from any sale of common stock by the selling shareholders.


     The common stock is listed for trading on the Nasdaq National Market under the symbol "MBAY". On November 2, 2000, the closing sale price of the common stock as reported by the Nasdaq National Market was $3.3438.


     An investment in the common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on Page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


             The date of this Prospectus is _________________, 2000.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by MediaBay with the Securities and Exchange Commission are incorporated herein by reference and shall be deemed a part of this prospectus:

     (a)  Annual Report on Form 10-KSB for the year ended December 31, 1999;

     (b)  Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000;

     (c) Form 8-K/A, Amendment dated July 20, 1999 to the Current Report on Form 8-K for the event dated June 15, 1999;


     (d) Form 10-KSB/A, Amendment No. 1 to Form 10-KSB for the year ended December 31, 1999;


     (e)  Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000;
          and

     (f) The description of our common stock contained in our Registration Statement on Form 8-A dated November 12, 1999, together with any amendment or report filed with the SEC for the purpose of updating the description.

     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the termination of the offering of the securities hereby shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

     This prospectus incorporates documents by reference with respect to MediaBay that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request to Mr. John Levy, MediaBay, Inc., 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927, telephone: (973) 539-9528.

     MediaBay is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. These reports and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

                                   THE COMPANY

     MediaBay, Inc. is a leading provider of premium spoken word content and products in hard goods and digital download formats via the Internet and various offline methods. Our content library includes approximately 72,000 audiobook titles, 59,000 old time radio programs, 3,500 classic video programs and audio versions of newspapers, magazines and other spoken word content. We market our content to our customer database of 2.3 million names and on our web site which is currently attracting over 1.1 million unique visitors per month. We market our audiobooks through Audio Book Club, the largest membership-based club of its kind with approximately 1.8 million members, and our audiobookclub.com web site. Our old time radio and classic video programs are marketed through the Internet and direct mail catalogs and, on a wholesale basis, to major retailers, including Costco, Best Buy, Sam's Club, Barnes & Noble, Waldenbooks, B. Dalton Booksellers and Amazon.com. All of our products are available for purchase over the Internet through our content-rich portal located at MediaBay.com. In addition, we are currently encoding our library of proprietary and licensed content to offer products in digital download format.

     We believe that we were the first significant entrant into the spoken word content e-commerce market. We operate the MediaBay network which consists of MediaBay.com, audiobookclub.com and bestbookclubs.com. MediaBay.com is an innovative content and e-commerce web site that combines the entertainment of content driven web sites with the product selection and service of e-commerce sites, while providing a sense of community for visitors. We launched MediaBay.com to (1) capitalize on our substantial customer base and ability to drive traffic to our websites and (2) transport our unique spoken word, audiobook and old time radio and video content library online. MediaBay.com utilizes our extensive library of premium spoken word content and various product offerings to attract visitors, increase the duration and frequency of their visits and expand our e-commerce opportunities.

     We were incorporated in Florida in August 1993 under the name Audio Book Club, Inc. In October 1999, we changed our name to MediaBay, Inc. Our principal executive offices are located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927. Our telephone number is (973) 539-9528. Our principal Internet addresses are MediaBay.com and audiobookclub.com. Information contained on these web sites and our other web sites is not deemed part of this prospectus.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors before purchasing any shares of the common stock offered hereby by the selling shareholders.

     Risks Related to Our Financial Condition

     We have a history of losses, are not currently profitable and may incur future losses.

     Since our inception, we have incurred significant losses. We had losses of $7.0 million during the year ended December 31, 1998, $6.7 million during the year ended December 31, 1999 and $8.8 million during the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $38.9 million.

     As we continue to implement our growth strategy, we intend to incur significant expenses in acquiring additional customers, attracting visitors to our web sites and enhancing our product offerings by adopting new technologies, including digital download capabilities. We will incur these expenses before any related anticipated revenues are received. As a result, losses and negative cash flow from operations may continue. We are not currently profitable and may not become profitable in the future.

     Our intangible assets and goodwill represent a significant portion of our assets. Amortization of our intangible assets will adversely impact our net income, and we may never realize the full value of our intangible assets.

     As of June 30, 2000, we had $57.9 million of intangible assets, representing approximately 61.3% of our total assets. These intangible assets consist primarily of goodwill arising from our acquisitions. We will incur amortization expenses relating to these intangible assets of $3.7 million during the last six months of 2000 and $7.2 million in 2001. These expenses will decrease from $3.6 million in 2002 to $2.5 million in 2018. These expenses will reduce our future earnings or increase our future losses. We may not receive the recorded value for our intangible assets if we sell or liquidate our business or assets. In addition, if the value of any of our intangible assets declines, we could incur significant additional non-cash charges, and the market price of our common stock could be adversely affected. Moreover, we are currently re-evaluating the value of our intangible assets and goodwill. If we determine that their value has been impaired, we may be required to write-off a significant portion of these assets. This could result in a non-cash charge to earnings which could significantly increase our operating loss for such period.

     We may not be able to meet our obligations to repurchase shares of our common stock in the future.

     We granted sellers in our acquisitions the right to sell back to us shares of our common stock that we issued to them. Unless our common stock satisfies specific price targets and/or trading volume requirements, these rights could require us to purchase up to 305,000 shares in the future as follows:

     o 25,000 shares at a price of $14.00 per share beginning on December 31, 2003;

     o up to 230,000 shares at a price of $15.00 per share beginning on December 31, 2004; and

     o 50,000 shares at a price of $15.00 per share beginning on December 31, 2005.

     If we were required to repurchase all 305,000 shares, it would cost us approximately $4.6 million. We may not have sufficient funds to meet these obligations to repurchase stock in the future.

     Risks Related to our Operations

     Our products are sold in a niche market that is still evolving and may have limited future growth potential.

     We believe that the market for audiobooks and old time radio and classic video programs has expanded rapidly in recent years. However, consumer interest in audiobooks and old time radio and classic video programs may decline in the future, and growth trends in these markets may stagnate or decline. The sale of audiobooks through mail order clubs and over the Internet are emerging retail concepts, and audiobooks are still evolving as a niche market. As is typically the case in an evolving industry, the ultimate level of demand and market acceptance for our products is subject to a high degree of uncertainty. A decline in the popularity of audiobooks and old time radio and classic video programs would limit our future growth potential and negatively impact our future operating results.

     We may be unable to anticipate changes in consumer preference for our products and may lose sales opportunities.

     Our success depends largely on our ability to anticipate and respond to a variety of changes in the audiobook, old time radio and classic video industries. These changes include economic factors affecting discretionary consumer spending, modifications in consumer demographics and the availability of other forms of entertainment. The audiobook, old time radio and classic video markets are characterized by changing consumer preferences, which could affect our ability to:

     o    plan for catalog offerings;

     o    introduce new titles;

     o    anticipate order lead time;

     o    accurately assess inventory requirements; and

     o    develop new product delivery methods.

     Although we evaluate many factors and attempt to anticipate the popularity and life cycle of audiobook titles, the ultimate level of demand for specific titles is subject to a high level of uncertainty. Sales of audiobook titles typically decline rapidly after the first few months following release. If sales of specific titles decline more rapidly than we expect, we could be left with excess inventory, which we might be forced to sell at reduced prices. If we fail to anticipate and respond to factors affecting the audiobook industry in a timely manner, we could lose significant amounts of capital or potential sales opportunities.

     The market for digital download of spoken word content is uncertain, and we may not be able to participate in this market effectively or at all.

     Digital download of spoken word content from the Internet is a relatively new method of distribution and its growth and market acceptance is uncertain. Purchasing spoken word content over the Internet in digital download format involves adjustments in general consumer purchasing patterns, and consumers may not be willing to purchase spoken word content in digital download format. If we invest significant amounts of money and effort in developing digital download products which do not achieve widespread popularity, or if the market for digital download of spoken word content does not evolve as we anticipate, we may not be able to recover our investment.

     Since pricing patterns for the supply and sale of digital download of spoken word content have not yet been established, we may not be able to buy these products on the same terms as our existing products. Our profit margin for these products also may not be as favorable as our profit margins for our existing products.

     We may not be able to license or produce desirable spoken word content, which could reduce our revenues.

     We could lose sales opportunities if we are unable to continue to obtain the rights to additional audiobook libraries or selected audiobook titles. Many of our license agreements with audiobook publishers are short-term, non-exclusive agreements, typically one to three years in length, and some of our agreements will expire over the next several months unless they are renewed. We may not be able to renew existing license and supply arrangements for audiobook publishers' libraries or enter into additional arrangements for the supply of new audiobook titles.

     If our third-party providers fail to perform their services properly, our business and results of operations could be adversely affected.

     Third-party providers conduct all of our Audio Book Club customer service operations, process orders and collect payments for us. If these providers fail to perform their services properly, Audio Book Club members could develop negative perceptions of our business, collections of receivables could be delayed and our operations might not function efficiently.

     Our marketing strategy to acquire new members could result in increased costs, and we may not acquire as many members as we anticipate, which would inhibit our sales growth.

     If our direct mail and other marketing strategies are not successful, our per member acquisition costs may increase, and we may acquire fewer new members than anticipated, which would slow our sales growth. We use a variety of modeling and list analysis procedures and techniques as part of our efforts to target our direct mail campaigns efficiently, and we intend to increase the number of prospective members to which member solicitation packages will be mailed. However, the success of our planned direct mail campaigns is subject to a high degree of risk and uncertainty, and we may fail to accurately target the type of persons who are likely to join our Audio Book Club.

     Increased member attrition could negatively impact our future revenues and operating results.

     Increases in membership attrition above the rates we anticipate could materially reduce our future revenues. We incur significant up front expenditures in connection with acquiring new members. A member may not honor his or her commitment, or we may choose to terminate a specific membership for several reasons, including failure to pay for purchases, excessive returns or cancelled orders. As a result, we may not be able to fully recoup our costs associated with acquiring new members. In addition, once a member has satisfied his or her initial commitment to purchase additional audiobooks at regular prices, the member has no further commitment to make purchases.

     If third parties obtain unauthorized access to our member and customer databases and other proprietary information, we would lose the competitive advantage they provide.

     We believe that our Audio Book Club member file and customer lists are valuable proprietary resources, and we have expended significant amounts of capital in acquiring these names. Our member and customer lists, trade secrets, trademarks and other proprietary information have limited protection. Third parties may copy or obtain unauthorized access to our member and customer databases and other proprietary know-how, trade secrets, ideas and concepts. Competitors could also independently develop or otherwise obtain access to our proprietary information. In addition, we rent our lists for one-time use only to third parties that do not compete with us. This practice subjects us to the risk that these third parties may use our lists for unauthorized purposes, including selling them to our competitors. Our confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers may not adequately protect our trade secrets. If our lists or other proprietary information were to become generally available, we would lose a significant competitive advantage.

     If we are unable to pay our accounts payable in a timely manner, our suppliers and service providers may refuse to supply us with products or provide services to us.

     At June 30, 2000, we owed approximately $15.8 million to trade and other creditors. Approximately $7.0 million of these accounts payable were either past due under the vendor's ordinary terms or more than 90 days old. If we do not make satisfactory payments to our vendors they may refuse to continue to provide us products or services on credit, which could interrupt our supply of products or services.

     Higher than anticipated product return rates could reduce our future operating results.

     We experienced a product return rate of approximately 33% in 1998 and 26% in 1999. If members and customers return products to us in the future at higher rates than in the past or than we currently anticipate, our net sales would be reduced and our operating results would be adversely affected.

     If we are unable to collect our receivables in a timely manner, it may negatively impact our cash flow and our operating results.

     We are subject to the risks associated with selling products on credit, including delays in collection or uncollectibility of accounts receivable. As of June 30, 2000, our allowance for doubtful accounts was approximately $1.2 million. If we experience significant delays in collection or uncollectibility of accounts receivable, our liquidity and working capital position could suffer and we could be required to increase our allowance for doubtful accounts which would increase our expenses. Our accounts receivable have historically increased from period to period, and we expect them to continue to increase as our revenues increase.

     Increases in costs of postage could negatively impact our operating results.

     We distribute millions of mailings each year, and postage is a significant expense in the operation of our business. We do not pass on the costs of member mailings and member solicitation packages. Even small increases in the cost of postage multiplied by the millions of mailings we conduct would result in increased expenses and would negatively impact our operating results.

     We face significant competition from a wide variety of sources for the sale of our products.

     We compete with other web sites which offer similar entertainment products or content, including digital download of spoken word content. New competitors, including large companies, may elect to enter the markets for audiobooks and spoken word content. We also compete for discretionary consumer spending with mail order clubs and catalogs, other direct marketers and retailers that offer products with similar entertainment value as audiobooks and old time radio and classic video programs, such as music on cassettes and compact discs, printed books, videos, and laser and digital video discs. Many of these competitors are well-established companies which have greater financial resources that enable them to better withstand substantial price competition or downturns in the market for spoken word content.

     The audiobook and mail order industries are intensely competitive. We compete with all other outlets through which audiobooks and other spoken word content are offered, including:

     o    bookstores;

     o    audiobook stores which rent or sell only audiobooks;

     o mail order companies that offer audiobooks for rental and sale through catalogs; and

     o retail establishments such as convenience stores, video rental stores and wholesale clubs.

     The loss or unavailability of our key personnel could have a material adverse effect on our business.

     Our success depends largely on the efforts of Norton Herrick, our Chairman, Michael Herrick, our Chief Executive Officer and President, Hakan Lindskog, our Chief Operating Officer, and Stephen McLaughlin, our Executive Vice President and Chief Technology Officer. Norton Herrick is actively involved in the management and operation of several businesses and is required to devote only as much time to our business and affairs as he deems necessary to perform his duties. Norton Herrick may experience a conflict in the allocation of his time among his various business ventures. The loss of the service of either of these officers or of other key personnel could have a material adverse effect on our business. We do not maintain key-man insurance on the lives of these officers or any other key personnel.

     Risks Related to the Internet and Technology

     We have a limited history of operations on the Internet, which makes it difficult to evaluate our future Internet prospects.

     In January 1998, we launched our Internet marketing strategy to acquire members online and began to enter into agreements to attract visitors to our web site. We launched MediaBay.com in July 1999 and jointly launched bestbookclubs.com, our co-branded web site with Doubleday Direct, in September 1999. We are still developing some of the other web sites in our networked community. Although we devote significant resources to develop and promote our networked community of web sites, our efforts may not result in profits from our Internet operations. In addition to the risks of our business generally, the risks associated with developing operations in a new and rapidly evolving market, such as online commerce, include our ability to:

     o    successfully implement our brand awareness and marketing campaigns;

     o successfully compete against other companies that sell similar products online;

     o develop new strategic and marketing relationships, including agreements with Internet portals, to advertise and direct customers to our web sites;

     o    continue to develop and upgrade our technology;

     o respond to changes in a rapidly evolving and unpredictable business environment, including the risk that the Internet may not continue to grow as rapidly as expected; and

     o    attract, retain and motivate qualified personnel.

     We may not be able to continue to license rights to sell spoken word content in new formats, such as digital download of audio files, or to respond rapidly to technological developments in the spoken word content industry.

     If we are unable to adapt our content and our web sites to evolving entertainment technologies and to continue to license the rights to sell spoken word content in new and emerging formats, such as digital download of audio files and enabling technologies, our product offerings may become obsolete and consumers may purchase spoken word content elsewhere. Some of our arrangements with audiobook publishers permit us to produce and sell audiobooks in a cassette and CD format, and they may not permit us to adapt our licenses to new technologies. Although we have the ability to offer secure digital download of our spoken word content to personal computers, we believe that the introduction by third parties of portable consumer electronic devices will be necessary for broad consumer acceptance of digital download files. In addition, the technology used in delivering spoken word content over the Internet may continue to evolve rapidly.

     We may experience system interruptions which affect access to our web sites and our ability to sell products over the Internet.

     Our marketing efforts have increasingly focused on our Internet operations, and our future revenues may depend in part on the number of web site visitors who join as Audio Book Club members and who make online purchases. The satisfactory performance, reliability and availability of our web sites, transaction-processing systems and network infrastructure are critical to our ability to attract and retain visitors at our web sites. If we experience system interruptions that prevent customers and potential customers from accessing our web sites, consumer perception of our on-line business could be adversely affected, and we could lose sales opportunities and visitor traffic.

     Security risks of electronic commerce could discourage the purchase of our products over the Internet or expose us to claims.

     The transmission of private information, such as credit card numbers, over the Internet is vulnerable to exposure and use by hackers and other unauthorized persons. Advances in computer hacking or cryptographic decoding could result in a compromise of the technology or other software used by us to protect customer transactions and other data. If there is any significant compromise of our systems' security or if customers perceive our web sites as not secure, we could lose business or be exposed to potential claims of failure to protect or misuse of confidential information.

     Unauthorized duplication of our licensed content could affect our business.

     Our attempts to ensure secure delivery of spoken word content to purchasers over the Internet may not prevent the unauthorized replication of content that we license for distribution. Unauthorized duplication of our content could discourage content providers from entering into future licensing agreements with us. If we permit unauthorized duplication of the content we sell, we could become liable to content providers for substantial damages. Furthermore, we may be required to spend increasing amounts of time and money to attempt to reduce possible unauthorized duplication of the content we offer.

     We could be sued for content that we distribute over the Internet and could become subject to substantial damage claims.

     As a distributor and publisher of content over the Internet, we could become liable for copyright or trademark infringement, defamation, indecency or other claims based on the nature and content of materials that we offer to consumers. Lawsuits based on our content could be expensive to defend and damaging to our business. We could be liable for damage claims in excess of the amount of indemnification payments or insurance reimbursement, if any, that we might obtain.

     The inability to acquire or maintain effective Internet web domain names could create confusion and direct traffic away from our web sites.

     We currently hold various Internet web addresses relating to our network. If we are not able to prevent third parties from acquiring web addresses that are similar to our addresses, third parties could acquire similar domain names which could create confusion that diverts traffic away from our web sites, which would adversely affect our business. In addition, infringement claims by third parties which challenge our use of these names could result in the expenditure of significant financial and managerial resources or cause us to lose such names and the benefits of brand awareness we are spending resources to develop. The acquisition and maintenance of web addresses generally is regulated by governmental agencies and their designees. The regulation of web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant web addresses in all countries where we conduct business. Furthermore, the relationship between regulations governing these addresses and laws protecting proprietary rights is unclear.

     The Internet is subject to legal uncertainties and potential government regulation that could impair the growth of the Internet, decrease demand for products we offer on our web sites and increase our costs.

     The application of existing laws to the Internet, particularly with respect to property ownership, libel, pricing and user privacy is uncertain. Government agencies and regulatory authorities may adopt future laws and regulations governing electronic commerce or Internet consumer protection. These laws and regulations could:

     o impose burdensome requirements on our ability to conduct our business over the Internet;

     o    discourage consumer use of the Internet;

     o    decrease demand for our products; or

     o    increase our costs.

     We may become subject to liability for taxes in connection with our Internet sales.

     We currently are not required to collect sales or other taxes on Internet sales of content products in most states. Our business could be harmed if additional sales or similar taxes are imposed on us or if jurisdictions in which purchasers of our content reside require that we collect sales or similar taxes when selling over the Internet. Significant tax requirements could increase our costs associated with Internet sales. Additionally, increased costs associated with taxes passed on to consumers could discourage consumers from making purchases from us.

     Risks Related to Our Capital Structure

     The Herrick family exerts significant influence over shareholder matters.


     Norton Herrick, Michael Herrick and Howard Herrick and their affiliates own approximately 31.7% of our outstanding common stock. As significant shareholders and directors, they are able generally to direct our affairs and exert significant influence over matters which require director or shareholder vote, including the election of directors, amendments to our Articles of Incorporation or approval of the dissolution, merger, or sale of MediaBay, our subsidiaries or substantially all of our assets. This concentration of ownership by the Herrick family could delay or prevent a change in our control, even when a change in control might be in the best interests of other shareholders.


     The terms of our debt impose restrictions on our business.


     As of November 6, 2000, we had approximately $6.6 million of debt outstanding under our revolving line of credit and $9.4 million principal amount of debt outstanding under convertible promissory notes. Our line of credit restricts our ability to raise financing for working capital purposes because it requires us to use any proceeds from equity or debt financings, with limited exceptions, to repay amounts outstanding under the credit agreement. In addition to limiting our ability to incur additional indebtedness, our existing indebtedness under our revolving line of credit limits or prohibits us from, among other things:


     o    merging into or consolidating with another corporation;

     o    selling all or substantially all of our assets;

     o    declaring or paying cash dividends; or

     o    materially changing the nature of our business.

     In addition, if an event of default occurs under the convertible promissory note or senior credit facility, the indebtedness could become due and payable. Moreover, the revolving line of credit matures on

November 30, 2000 and we have not yet consummated a replacement line of credit. We might not have sufficient funds to repay this outstanding indebtedness when it becomes due.

     Our ability to use our net operating losses may be limited in future periods, which could increase our tax ability.

     Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in
Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. The additional equity financing we obtained in connection with recent financings has resulted in an ownership change and, thus, may limit our use of prior net operating losses. In the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves. We are unable to determine the availability of net operating losses since this availability is dependent upon profitable operations, which we have not achieved in prior periods.

     Our stock price has been and could continue to be extremely volatile.

     The market price of our common stock has been subject to significant fluctuations since our initial public offering in October 1997. The securities markets have experienced, and are likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to:

     o    actual or anticipated variations in our quarterly operating results;

     o    announcements by us or other industry participants,

     o    factors affecting the market for spoken word content;

     o    changes in national or regional economic conditions;

     o changes in securities analysts' estimates for us, our competitors' or our industry or our failure to meet such analysts' expectations; and

     o    general market conditions.

     All of our shares of restricted common stock are currently eligible for sale and could be sold in the market in the near future, which could depress our stock price.


     As of November 6, 2000, we have outstanding approximately 13,754,366 shares of common stock. Approximately 8,500,000 of our shares are currently freely trading without restriction under the Securities Act of 1933. All of the remaining approximately 5,260,000 shares have been registered for resale or have been held by their holders for over two years and are eligible for sale under Rule 144(e).


     The sale of a significant number of shares of common stock following the closing of this offering could adversely affect the market price of our common stock. Moreover, as the underlying shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

     There are currently outstanding options and warrants and other convertible securities to purchase approximately 12.9 million shares of common stock at a weighted average price of $6.13 per share. Substantially all of these shares have been registered for resale and may be sold in the public market by their holders upon exercise. To the extent they are exercised or converted, your percentage ownership will be further diluted and our stock price could be further adversely affected. This could also adversely affect the terms upon which we will be able to obtain additional equity capital, since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the outstanding options and warrants.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this Prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions and may be identified by the use of the words such as believe, expect, anticipate, intend and plan and similar expressions. Factors that could contribute to these differences include those discussed in the Risk Factors section appearing elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

                                 USE OF PROCEEDS

     We will not receive any proceeds from any sales of shares of common stock made from time to time hereunder by the selling shareholders. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

General


     MediaBay is authorized to issue 150,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of November 6, 2000, there were 13,754,366 shares of common stock outstanding and no shares of preferred stock outstanding.


Common Stock

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation or dissolution of MediaBay, the holders of common stock are entitled to receive all assets available for distribution to the shareholders after satisfaction of obligations to creditors, subject to any preferential rights of any preferred stock then outstanding. The holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock which our board of directors may designate in the future.

Preferred Stock

     Authorized but undesignated shares of preferred stock may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could adversely affect the voting power of the holders of common stock and make it more difficult for a third party to gain control of MediaBay prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

Classified Board of Directors

     Our by-laws divide our board of directors into three classes, serving staggered three-year terms. The staggered terms of the classes of directors may make it more difficult for a third party to gain control of our board or acquire MediaBay and may discourage bids for our common stock at a premium. In addition, our Articles of Incorporation provide that shareholders may not call special meetings of shareholders unless they represent at least 25% of our outstanding voting shares of stock.

Transfer Agent

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

           SHAREHOLDERS FOR WHICH SHARES ARE BEING REGISTERED FOR SALE


     The following table sets forth information as of November 6, 2000, with respect to the shareholders for which shares are being registered for sale. All shares owned by the Norton Herrick Irrevocable ABC Trust, Howard Herrick and Michael Herrick have been held by them for more than two years and are eligible for sale under Rule 144(e) under the Securities Act, subject to volume limitations.


                                     Beneficial Ownership of                        Shares Beneficially         % of Shares
                                        Shares of Common                             Owned Assuming the      Beneficially Owned
Shareholders for Which Shares        Stock, including Shares   Shares Registered     Sale of the Shares     Assuming the Sale of
are Being Registered for Sale          Registered for Sale          for Sale             Registered        the Shares Registered
-----------------------------          -------------------          --------             ----------        ---------------------

Norton Herrick Irrevocable                  2,964,180              2,964,180                      0                   0%
ABC Trust

Michael Herrick                             1,338,460                488,460                850,000                 5.8%

Howard Herrick                              4,002,640                488,460                800,000                 5.6%

Norton Herrick                              5,196,660                  8,200              5,188,460                28.2%

M. Huddleston Enterprises, Inc.               285,000                285,000                      0                   0%


     All shares owned by the Norton Herrick Irrevocable ABC Trust, Howard Herrick and Michael Herrick have been held by them for more than two years and are eligible for sale under Rule 144(e) under the Securities Act, subject to volume limitations. It is the current intent of the shareholders to pledge the shares as collateral for a loan. See "Plan of Distribution."

     The above table assumes for calculating each shareholder's beneficial percentage ownership that options, warrants and/or convertible securities that are held by such shareholder (but not held by any other selling shareholder or person) and are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted.

     Norton Herrick is the sole beneficiary of the Norton Herrick Irrevocable ABC Trust and Howard Herrick is the sole trustee of the trust. Norton Herrick is our Chairman and a director. Michael Herrick is our

Chief Executive Officer, President and a director. Howard Herrick is our Executive Vice President and a director. Evan Herrick is a son of Norton Herrick and brother of Howard Herrick and Michael Herrick. Norton Herrick is the sole shareholder of M. Huddleston Enterprises, Inc.

     The shares beneficially owned by Michael Herrick represent the 488,460 shares which are being registered for sale, and 850,000 shares of Common Stock issuable upon exercise of options.

     The shares beneficially owned by Howard Herrick represent (a) 2,964,180 shares held by the Norton Herrick Irrevocable ABC Trust, (b) the 488,460 shares of common stock held by Howard Herrick, of which 50,000 are being registered for sale, and (c) 550,000 shares of common stock issuable upon exercise of options. The shares registered for sale by Howard Herrick do not include the 2,714,180 shares registered for sale by Norton Herrick ABC Irrevocable Trust. Howard Herrick is the sole trustee and Norton Herrick is the sole beneficiary of the Norton Herrick Irrevocable ABC Trust. The trust agreement provides that Howard Herrick shall have sole voting and dispositive power over the shares held by the trust. Howard Herrick has irrevocably granted to Norton Herrick sole dispositive power with respect to the shares of common stock held by Howard Herrick.

     The shares beneficially owned by Norton Herrick represent (a) 8,200 shares of common stock, (b) 488,460 shares of common stock held by Howard Herrick, (c) 3,575,000 shares of common stock issuable upon exercise of options, (d) 975,000 shares of common stock issuable upon exercise of warrants and (e) 150,000 shares of common stock issuable upon exercise of options held by Evan Herrick. Evan Herrick has granted to Norton Herrick sole voting and dispositve power with respect to the 150,000 shares issuable upon exercise of options referred to in clause (e) above. The shares beneficially owned by Norton Herrick do not include the 2,964,180 shares held by Norton Herrick Irrevocable ABC Trust.


                              PLAN OF DISTRIBUTION

     MediaBay is registering the shares on behalf of the selling shareholders. As used herein, selling share-holders includes donees, transferees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. We have agreed to bear the expenses in connection with the registration of the shares offered and sold by the selling shareholders. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The selling shareholders may effect transactions by selling shares directly to purchasers, through agents designated from time to time, or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters, within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. MediaBay has agreed to indemnify some of the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because selling shareholders may be deemed to be underwriters, within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act.

     Selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of this rule.

                                 INDEMNIFICATION

     Our Articles of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act provides that none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to MediaBay or our shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Business Corporation Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law.

     We have entered into indemnification agreements with some of our employees, officers and consultants. Under the terms of the indemnity agreements, we have agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of us and related expenses. Provided however, that the employee, officer or consultant shall reimburse us for the amounts if the individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                  LEGAL MATTERS

     The legality of the shares of common stock offered hereby was passed upon for MediaBay, Inc. by Blank Rome Tenzer Greenblatt LLP, New York, New York.

                                     EXPERTS

     The financial statements of MediaBay, Inc. (formerly Audio Book Club, Inc.) and the related financial statement schedule as of and for the years ended December 31, 1999 and 1998 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-KSB/A as of and for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of The Columbia House Audiobook Club, a division of The Columbia House Company, as of and for the year ended December 18, 1998 incorporated in the Prospectus of MediaBay, Inc. on form S-3 which is incorporated herein by reference from Form 8-K/A dated April 23, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the financial statements have been prepared from the separate records maintained by The Columbia House Company, and may not necessarily be indicative of conditions that would have existed or results of operations if The Columbia House Audiobook Club had been operated as an unaffiliated company) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of Audio Books Direct, a wholly-owned operation of Doubleday Direct, Inc., (the "Club") as of June 30, 1998 and 1997 and for the years then ended, incorporated by reference from MediaBay, Inc.'s Form 8-K/A dated July 20, 1999, have been audited by KPMG LLP, independent certified public accountants. Such financial statements have been incorporated herein in reliance upon the report of KPMG LLP, also incorporated by reference, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP includes an explanatory paragraph stating that the Club had been operated as an integral part of Doubleday Direct, Inc. and had no separate legal existence.


                         WHERE YOU CAN FIND INFORMATION

     MediaBay has filed with the SEC, a Registration Statement with respect to the securities offered by this prospectus. This prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to MediaBay and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be read and copied at the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

================================================================================

     We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.


                                TABLE OF CONTENTS

                                                             Page
                                                             ----

        Incorporation of Certain Documents
          by Reference.......................................  2
        The Company..........................................  3
        Risk Factors.........................................  4
        Special Information Regarding
          Forward Looking Information........................ 12
        Use of Proceeds...................................... 12
        Description of Capital Stock......................... 12
        Shareholders for Which Shares
          are Being Registered for Sale...................... 13
        Plan of Distribution................................. 14
        Indemnification...................................... 15
        Legal Matters........................................ 15
        Experts.............................................. 15
        Where You Can Find Information....................... 16



================================================================================


================================================================================



                                4,234,300 Shares


                                       of

                                  Common Stock



                                 MEDIABAY, INC.



                                  -------------

                                   PROSPECTUS

                                  -------------






                              _____________, 2000



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution*.

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant:


SEC registration fee.............................................    $ 3,651.00

Printing expenses................................................      1,000.00

Legal fees and expenses..........................................     10,000.00

Accounting fees and expenses.....................................      5,000.00

Miscellaneous  ..................................................      5,349.00
                                                                     ----------
        Total....................................................    $25,000.00
                                                                     ==========


----------
*    All amounts are estimated except the first item.

Item 15. Indemnification of Directors and Officers.

     The Florida Business Corporation Act (the "Florida Act") contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify, and upon request shall advance expenses to, its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     Our company has entered into indemnification agreements with certain employees, officers and consultants. Pursuant to the terms of the indemnity agreements, our company has agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of our company and certain expenses related thereto. Provided however, that the employee, officer or consultant shall reimburse our company for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Item 16. Exhibits

     (a)  Exhibits

Exhibit Number                        Description



    5 Opinion of Blank Rome Tenzer Greenblatt LLP as to the legality of the securities being registered


    23.1       Consent of Deloitte & Touche LLP

    23.2       Consent of KPMG LLP

    23.3 Consent of Blank Rome Tenzer Greenblatt LLP included in opinion filed as Exhibit 5

    24 Power of Attorney, included in the signature page of this Registration Statement

Item 17. Undertakings.

     (a)  The undersigned Registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, in the Town of Cedar Knolls, State of New Jersey, on the 6th day of November 2000.


                                            MEDIABAY, INC.

                                   By:  /s/ Michael Herrick
                                        ----------------------------------------
                                        Michael Herrick, Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates indicated:

Signature                                    Title                                                  Date
---------                                    -----                                                  ----


        *                                Director and Chairman                                      November 6, 2000
------------------------------------
Norton Herrick

        *                                Director, Chief Executive Officer and President            November 6, 2000
------------------------------------     (Principal Executive Officer)
Michael Herrick

        *                                Director and Executive Vice                                November 6, 2000
------------------------------------     President
Howard Herrick

     *                                   Executive Vice President and Chief                         November 6, 2000
------------------------------------     Financial Officer (Principal Financial
John Levy                                and Accounting Officer)

     *                                   Director                                                   November 6, 2000
------------------------------------
Carl Wolf

     *                                   Director                                                   November 6, 2000
------------------------------------
Roy Abrams

     *                                   Director                                                   November 6, 2000
------------------------------------
Carl Amari

   /s/ Michael Herrick                                                                              November 6, 2000
----------------------------------
Michael Herrick
(attorney in fact)

*By Attorney in fact



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